UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 18, 2013

MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101 Tempe, Arizona		85283
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 894-6311

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2013, Sanjay Swani resigned from the Board of Directors (the “Board”) of Mobile Mini, Inc. (the “Company”) pursuant to a Stockholders Agreement with the Company and was immediately reappointed to the Board for a term lasting until December 31, 2014.

Resignation of Sanjay Swani

On November 18, 2013, in accordance with the terms of that certain Stockholders Agreement, dated June 2008 (the “Stockholders Agreement”), by and among the Company, Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS”), and the other parties signatory thereto, Mr. Swani resigned from the Board of Directors of the Company and the Compensation Committee of the Board. The Stockholders Agreement provided that upon WCAS falling below, in the aggregate, at least 2,000,000 shares of the Company’s preferred stock or common stock issued upon conversion or exchange of such preferred stock (the “Requisite Share Ownership”), WCAS’ Board designee, Mr. Sanjay Swani, was obligated to resign from the Board. WCAS fell below the Requisite Share Ownership on November 13, 2013.

Reappointment of Sanjay Swani

Immediately upon the resignation of Mr. Swani in accordance with the terms of the Stockholders Agreement, the Board reappointed Mr. Swani to the Board and the Compensation Committee of the Board, for a term lasting until December 31, 2014 or until his earlier resignation or removal.

Mr. Swani is entitled to receive director’s fees consistent with the fees paid to the other directors of the Company and equity awards pursuant to the Company’s 2006 Equity Incentive Plan, as amended.

There are no other arrangements or understandings pursuant to which Mr. Swani was designated and appointed to the Board and the Compensation Committee of the Board. There are no family relationships among any of our directors, executive officers, and Mr. Swani. There are no related party transactions between the Company and Mr. Swani reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2013

MOBILE MINI, INC.

By:	/s/ Christopher J. Miner
	Name:	Christopher J. Miner
	Title:	Senior Vice President and General Counsel